The following is a free writing prospectus. The information in this free writing prospectus is preliminary and is subject to completion or change.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

1

[TPW: NYLEGAL:380817.1] 17988-00360 09/22/2005 10:30 AM

FREE WRITING PROSPECTUS
Deutsche Alt-A Securities, Inc.

$[942,118,100]
(Approximate)
Mortgage Loan Trust Series 2006-AF1
Deutsche Alt-A Securities, Inc.
(Depositor)

March 27, 2006

The analysis in this report is based on information provided by Deutsche Alt-A Securities, Inc. (the “Depositor”). Investors are urged to read the base prospectus and the prospectus supplement and other relevant documents filed or to be filed with the Securities and Exchange Commission because they contain important information. Such documents may be obtained without charge at the Securities and Exchange Commission's website. Once available, the base prospectus and prospectus supplement may be obtained without charge by contacting Deutsche Bank Securities, Inc.’s (“DBSI”) toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement (collectively, the “Prospectus”). The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. You should consult your own counsel, accountant, and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared by DBSI in reliance upon information furnished by the Depositor. Numerous assumptions were used in preparing the Computational Materials that may or may not be reflected herein. As such, no assurance can be given as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance. These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice. Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment assumptions, and changes in such prepayment assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates shown in the attached Computational Materials. Furthermore, unless otherwise provided, the Computational Materials assume no losses on the underlying assets and no interest shortfalls. The specific characteristics of the securities may differ from those shown in the Computational Materials by a permitted variance of +/- 10% prior to issuance. Neither DBSI nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments on any of the underlying assets or the payments or yield on the securities.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities. You may withdraw your indication of interest at any time.

The securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor DBSI will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

An investor or potential investor in the certificates (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction (as defined in United States Treasury Regulation Section 1.6011 -4) and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity. However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY DBSI AND NOT BY THE ISSUER OF THE SECURITIES OR ANY OF ITS AFFILIATES. DBSI IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE PROPOSED TRANSACTION.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

Deutsche Alt-A Securities, Inc. Mortgage Loan Trust, Series 2006-AF1
FREE WRITING PROSPECTUS DATED: March 27, 2006
Deutsche Alt-A Securities, Inc.
Mortgage Loan Trust, Series 2006-AF1
$[942,118,100] (Approximate)
Subject to a permitted variance of +/-10%
All Terms and Conditions are subject to change
Structure Overview(1)

	Approximate		WAL (yrs)		Expected Ratings
Class		Collateral Type		Pass-Through Rate	(Moodys/S&P/
	Size ($)		to Pricing Speed		Fitch)
Certificates
A-1	[356,050,000]	ARM, Hybrid ARM & Fixed	[1.00]	LIBOR + [0.08]% (2)	[Aaa/AAA/AAA]
A-2	[46,387,000]	ARM, Hybrid ARM & Fixed	[2.00]	LIBOR + [0.12]% (3)	[Aaa/AAA/AAA]
A-3	[204,155,000]	ARM, Hybrid ARM & Fixed	[3.00]	LIBOR + [0.18]% (4)	[Aaa/AAA/AAA]
A-4	[179,048,000]	ARM, Hybrid ARM & Fixed	[6.44]	LIBOR + [0.30]% (5)	[Aaa/AAA/AAA]
A-5	[87,293,000]	ARM, Hybrid ARM & Fixed	[2.82]	LIBOR + [0.28]% (6)	[Aaa/AAA/AAA]
M-1	[12,795,000]	ARM, Hybrid ARM & Fixed	[4.91]	LIBOR + [0.35]% (13)	[Aa1/AAA/AA+]
M-2	[12,321,000]	ARM, Hybrid ARM & Fixed	[4.91]	LIBOR + [0.37]% (13)	[Aa2/AA+/AA+]
M-3	[7,582,000]	ARM, Hybrid ARM & Fixed	[4.90]	LIBOR + [0.39]% (13)	[Aa3/AA+/AA+]
M-4	[6,634,000]	ARM, Hybrid ARM & Fixed	[4.83]	LIBOR + [0.49]% (13)	[A1/AA/AA]
M-5	[6,160,000]	ARM, Hybrid ARM & Fixed	[4.76]	LIBOR + [0.50]% (13)	[A2/AA-/AA]
M-6	[5,686,000]	ARM, Hybrid ARM & Fixed	[4.67]	LIBOR + [0.57]% (13)	[A3/A+/A+]
M-7	[3,317,000]	ARM, Hybrid ARM & Fixed	[4.57]	LIBOR + [1.05]% (13)	[Baa1/A+/A+]
M-8	[3,317,000]	ARM, Hybrid ARM & Fixed	[4.46]	LIBOR + [1.15]% (13)	[Baa2/A-/A]
M-9	[4,739,000]	ARM, Hybrid ARM & Fixed	[4.26]	LIBOR + [2.05]% (13)	[Baa3/A-/A-]
M-10	[6,634,000]	ARM, Hybrid ARM & Fixed	[3.64]	LIBOR + [2.00]% (13)	[NR/BBB-/BBB]
R	[100]
Total Offered	$[942,118,100]

(1) The Structure is preliminary and subject to change. The variance on the bond sizes is + / - 10%.

(2) The Pass-Through Rate for the Class A-1 Certificates will be a variable rate equal to One-Month LIBOR plus [0.08]% subject to the Net Mortgage Interest Rate (equal to the weighted average net mortgage rate of the Mortgage Loans). The Class A-1 Certificates will be entitled to receive certain swap payments as described under the Swap Agreement section below. If the Optional Call is not exercised on the first possible date, the margin will increase to two times the original margin.

(3) The Pass-Through Rate for the Class A-2 Certificates will be a variable rate equal to One-Month LIBOR plus [0.12]% subject to the Net Mortgage Interest Rate. The Class A-2 Certificates will be entitled to receive certain swap payments as described under the Swap Agreement section below. If the Optional Call is not exercised on the first possible date, the margin will increase to two times the original margin.

(4) The Pass-Through Rate for the Class A-3 Certificates will be a variable rate equal to One-Month LIBOR plus [0.18]% subject to the Net Mortgage Interest Rate. The Class A-3 Certificates will be entitled to receive certain swap payments as described under the Swap Agreement section below. If the Optional Call is not exercised on the first possible date, the margin will increase to two times the original margin.

(5) The Pass-Through Rate for the Class A-4 Certificates will be a variable rate equal to One-Month LIBOR plus [0.30]% subject to the Net Mortgage Interest Rate. The Class A-4 Certificates will be entitled to receive certain swap payments as described under the Swap Agreement section below. If the Optional Call is not exercised on the first possible date, the margin will increase to two times the original margin.

(6) The Pass-Through Rate for the Class A-5 Certificates will be a variable rate equal to One-Month LIBOR plus [0.28]% subject to the Net Mortgage Interest Rate. The Class A-5 Certificates will be entitled to receive certain swap payments as described under the Swap Agreement section below. If the Optional Call is not exercised on the first possible date, the margin will increase to two times the original margin.

(7) The Pass-Through Rate for the Class M-1, Class M-2, Class-M-3, Class M-4, Class M-5, Class M-6, Class M-7, M-8, M-9 and Class M-10 Certificates will be a variable rate equal to One-Month LIBOR plus the respective margins shown above, subject to the Net Mortgage Interest Rate. These Certificates will be entitled to receive certain swap payments as described under the Swap Agreement section below. If the Optional Call is not exercised on the first possible date, the margins on these Classes will increase to 1.5 times the original margins.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

Transaction Overview
Certificates:	The Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates (together, the “Senior
Certificates”). The trust will also issue the Class M-1, Class M-2, Class M-3, Class M-4, Class
M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates (together, the
“Subordinate Certificates” and together with the Senior Certificates, the “Certificates” or the
“Offered Certificates”). The Certificates are backed by adjustable-rate and fixed rate first lien mortgage loans with maturities of primarily 30 years (the “Mortgage Loans”).
,
Pricing Speed:	100% PPC (100% PPC is 12% CPR growing to 30% CPR over 12 months).
Depositor:	Deutsche Alt-A Securities, Inc.
Master Servicer and	Wells Fargo Bank, N. A.
Securities Administrator:
Trustee:	HSBC Bank USA, National Association

Servicers:	The Servicers of the Mortgage Loans are GMAC Mortgage Corporation (“GMACM”) and
GreenPoint Mortgage Funding, Inc. (“GreenPoint”) with respect to approximately 41.66%. and
23.13%, respectively, of the Mortgage Loans as of the Cut-off Date, and certain other Servicers, none of which is servicing 20% or more of the total principal balance of the Mortgage Loans as of the Cut-off Date. See Exhibit A to this Free Writing Prospectus for a description of GMACM and
GreenPoint as Servicers.

Originators:	The Originators of the Mortgage Loans are GreenpPoint with respect to approximately 23.13% of the total principal balance of the Mortgage Loans as of the Cut-off Date, and certain other
Originators, none of which originated 20% or more of the total principal balance of the Mortgage
Loans as of the Cut-off Date. See Exhibit A to this Free Writing Prospectus for a description of
GreenPoint as an Originator, and for a description of GreenPoint’s underwriting standards.

Credit Risk Manager:	Clayton Fixed Income Services Inc. (formerly known as The Murrayhill Company)
Swap Provider:	TBD
Cut-off Date:	March 1, 2006.
Closing Date:	March 30, 2006.

Investor Settlement Date:	March 31, 2006.
Legal Structure:	REMIC.
Optional Call:	10% Cleanup Call.
Distribution Dates:	25th of each month, or next business day, commencing in April, 2006.
Interest Accrual Period:	The interest accrual period with respect to the Offered Certificates and a given Distribution Date will be the period beginning with the previous Distribution Date (or in the case of the first
Distribution Date, the Investor Settlement Date) and ending on the day prior to such Distribution
Date (calculated on an actual/360 day basis).

Settlement:	The price to be paid for the Offered Certificates will not include accrued interest.

Credit Enhancement:	Credit Enhancement for the Certificates will be provided by excess interest, Net Swap Payments received from the Swap Provider (if any), overcollateralization and subordination.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

Transaction Overview

ERISA:	The Offered Certificates are expected to be ERISA eligible. Prospective investors should review with legal advisors as to whether the purchase and holding of the aforementioned certificates could give rise to a transaction prohibited or not otherwise permissible under ERISA, the Internal
Revenue Code of 1986, as amended, or other similar laws.

SMMEA:	The Senior Certificates and the Class M-1, Class M-2, Class M-3 and Class M-4 Certificates are
expected to be SMMEA eligible. Prospective investors should review with legal advisors as to whether the purchase and holding of the aforementioned certificates could give rise to a transaction prohibited or not otherwise permissible.

Collateral:	The Mortgage Loans will consist of both fixed rate (24%) and adjustable-rate (76%) first lien mortgage loans. The Mortgage Loans that are fixed rate mortgage loans will consist of primarily
30 year mortgage loans with an expected aggregate principal balance of $[234,292,285] as of the
Cut-off Date subject to a permitted variance of +/- 10%. The Mortgage Loans that are adjustable-
rate mortgage loans will consist of adjustable rate One-Year LIBOR (15%), Six-Month LIBOR
(77%) and One-Year CMT (8%) indexed mortgage loans with an expected aggregate principal balance of approximately $[724,442,522] as of the Cut-Off Date subject to a permitted variance of
+/-5%. Approximately [81]% of the Mortgage Loans (by aggregate principal balance of the
Mortgage Loans as of the Cut-off Date) allow for payments of interest only for a three year, five year, seven year or ten year fixed term set forth in the related mortgage note. After such interest only period, each such Mortgage Loan will fully amortize over its remaining term. The remaining approximately [19]% of the Mortgage Loans by aggregate principal balance as of the Cut-off Date fully amortize over their original terms (generally 30 years).
NOTE: The information related to the Mortgage Loans described herein reflects preliminary information. It is expected that on or prior to the Closing Date, certain loans may be prepaid or otherwise removed from the pool of Mortgage Loans and additional mortgage loans may be added to the pool of Mortgage Loans. The characteristics of the pool of mortgage loans may vary from those reflected herein and the aggregate principal balance of the Mortgage Loans as of the Closing Date may be greater than or less than the aggregate principal balance of the Mortgage Loans presented herein by up to 10%. Consequently, the initial principal balance of the Certificates may vary up to
10% from the amounts shown herein.

Prefunding Account:	On the Closing Date, it is estimated that an amount up to 20% of the Mortgage Loans will be deposited into a segregated account referred to as the prefunding account (the “Prefunding
Account”). The amount deposited in the Prefunding Account as of the Closing Date (the
“Prefunded Amount”) will be used solely to purchase mortgage loans to be included in the trust
(the “Subsequent Mortgage Loans”) for a period of up to three month following the Closing Date
(the “Prefunding Period”). If any amounts are left in the Prefunding Account following the
Prefunding Period such amounts will be distributed on the applicable distribution date as a principal payment to the holders of the Senior Certificates on a pro rata basis based on the certificate principal balance of each such class.

Capitalized Interest	On the Closing Date and if required pursuant to the pooling and servicing agreement, the depositor
Account:	will deposit cash into the Capitalized Interest Account. The amount on deposit in the Capitalized
Interest Account will be specifically allocated to cover shortfalls in interest on each class of
Offered Certificates related to the Mortgage Loans that may arise as a result of the utilization of the Prefunding Account for the purchase by the trust of Subsequent Mortgage Loans after the
Closing Date. Any amounts remaining in the Capitalized Interest Account (including investment earnings) and not needed for such purpose will be paid to the depositor and will not thereafter be available for payment to the certificateholders. Amounts on deposit in the Capitalized Interest
Account will be invested in permitted investments. The Capitalized Interest Account will not be included as an asset of any REMIC pursuant to the pooling and servicing agreement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

Transaction Overview

Swap Agreement:	On the Closing Date, the Trustee will enter into a swap agreement with the Swap Provider as described in the prospectus supplement (the “Swap Agreement”). The Swap Agreement will have an initial notional amount of $[929,624,516]. Under the Swap Agreement, a supplemental interest trust, created under the pooling and servicing agreement that created the Trust, will be obligated to pay an amount equal to [5.1815]% per annum on the notional amount as set forth in the Swap
Agreement to the Swap Provider and the Swap Provider will be obligated to pay to the supplemental interest trust, for the benefit of the holders of the Senior Certificates and the
Subordinate Certificates, an amount equal to one-month LIBOR on the notional amount as set forth in the Swap Agreement until the Swap Agreement is terminated. Only the net amount of the two obligations will be paid by the appropriate party (the “Net Swap Payment”). See the attached
Preliminary Swap Schedule.
A separate trust created under the pooling and servicing agreement (the “Supplemental Interest
Trust”) will hold the Swap Agreement. The Swap Agreement and any payments made by the
Swap Provider thereunder will be assets of the Supplemental Interest Trust but will not be assets of any REMIC.
Upon early termination of the Swap Agreement, the Supplemental Interest Trust or the Swap
Provider may be liable to make a termination payment (the ‘‘Swap Termination Payment’’) to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Swap Agreement. In the event that the Securities Administrator, on behalf of the Supplemental Interest Trust, is required to make a Swap Termination Payment, that payment will be paid on the related
Distribution Date, and on any subsequent Distribution Dates until paid in full, and, if such
Swap Termination Payment is not due as a result of the occurrence of a Swap Provider
Trigger Event (as defined in the Swap Agreement), such payment will be prior to distributions to Certificateholders.

Advances:	Each Servicer will collect monthly payments of principal and interest on the Mortgage Loans serviced by such Servicer and will be obligated to make advances of delinquent monthly principal and interest payments. The Servicers are required to advance delinquent payments of principal and interest on the related Mortgage Loans only to the extent such amounts are deemed recoverable. If a Servicer fails to make any such advance, the Master Servicer will be required to do so subject to its determination of recoverability. The Servicers and the Master Servicer are entitled to be reimbursed for these advances, and therefore these advances are not a form of credit enhancement.

Compensating Interest:	Each Servicer will be required each month to cover interest shortfalls as a result of voluntary prepayments on Mortgage Loans serviced by such Servicer generally up to the monthly Servicing
Fee payable to such Servicer. If a Servicer fails to make any required Compensating Interest payment, the Master Servicer will be required to do so up to the master servicing compensation for such Distribution Date.

Senior Principal	For any Distribution Date will equal the excess of: (1) the aggregate Certificate Principal Balance
Distribution Amount:	of the Senior Certificates immediately prior to such Distribution Date, over (2) the lesser of (A)
the product of (i) [84.20]% on any Distribution Date on or after the Stepdown Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the due date in the month of that
Distribution Date (after giving effect to unscheduled principal collections received in the related prepayment period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of
the due date in the month of that Distribution Date (after giving effect to unscheduled principal collections received in the related prepayment period) minus the OC Floor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

Transaction Overview (Cont.)

Subordinate Principal	For any class of Subordinate Certificates and any Distribution Date will equal the excess of: (1) the
Distribution Amount	sum of: (a) the aggregate Certificate Principal Balance of the Senior Certificates (after taking into account the distribution of the Senior Principal Distribution Amount for such Distribution Date), (b)
the aggregate Certificate Principal Balance of any class(es) of Subordinate Certificates that are senior to the subject class (in each case, after taking into account the distribution of the applicable
Subordinate Principal Distribution Amount(s) for such more senior class(es) of Subordinate
Certificates for such Distribution Date), and (c) the Certificate Principal Balance of such class of
Subordinate Certificates immediately prior to the subject Distribution Date, over (2) the lesser of (a)
the product of (x) 100% minus the applicable Stepdown Target Subordination Percentage for the subject class of Subordinate Certificates for that Distribution Date and (y) the aggregate Stated
Principal Balance of the Mortgage Loans as of the due date in the month of that Distribution Date
(after giving effect to unscheduled principal collections received in the related prepayment period)
and (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the due date in the month of that Distribution Date (after giving effect to unscheduled principal collections received in the related prepayment period) minus the OC Floor; provided, however, that if such class of Subordinate
Certificates is the only class of Subordinate Certificates outstanding on such Distribution Date, that class will be entitled to receive the entire remaining Principal Distribution Amount until its
Certificate Principal Balance is reduced to zero.

Required	With respect to any Distribution Date, (a) if such Distribution Date is prior to the Stepdown Date,
Overcollateralization	[0.60]% of the sum of (i) the aggregate outstanding principal balance of the Mortgage Loans as of
Amount:	the Cut-off Date and (ii) the Prefunding Amount, or (b) if such Distribution Date is on or after the
Stepdown Date, the greater of (i)[1.20]% of the aggregate outstanding principal balance of the
Mortgage Loans as of the last day of the related due period (plus, in the case of the Prefunding
Period, the amount, if any, on deposit in the Prefunding Account) and [0.50]% of the sum of (i) the
aggregate outstanding principal balance of the Mortgage Loans as of the Cut-off Date and (ii) the
Prefunding Amount. If a Trigger Event is in effect on any Distribution Date, the Required
Overcollateralization Amount will be the same as the Required Overcollateralization Amount for the previous Distribution Date.
Stepdown Date:	The earlier of (i) the first Distribution Date on which the Certificate Principal Balances of the Senior
Certificates have been reduced to zero and (ii) the later to occur of (x) the Distribution Date occurring in April 2009 and (y) the first Distribution Date on which the Credit Enhancement
Percentage (calculated for this purpose only after taking into account distributions of principal on the
Mortgage Loans, but prior to any distribution of principal to the holders of the Senior Certificates and Subordinate Certificates) is equal to or greater than [15.80]% on any Distribution Date on or after the Distribution Date in April 2009.
OC Floor:	An amount equal to [0.50]% of the sum of (i) the aggregate outstanding principal balance of the
Mortgage Loans as of the Cut-off Date and (ii) the Prefunding Amount.
Credit Enhancement	The Credit Enhancement Percentage for any class of Senior Certificates or Subordinate Certificates
Percentage:	and any Distribution Date is the percentage obtained by dividing (x) the aggregate Certificate
Principal Balance of the class or classes subordinate thereto and the Required Overcollateralization
Amount by (y) the aggregate principal balance of the Mortgage Loans (plus, in the case of the
Prefunding Period, the amount, if any, on deposit in the Prefunding Account), calculated after giving effect to scheduled payments of principal due during the related due period, to the extent received or advanced, and unscheduled collections of principal received during the related prepayment period and distribution of the Principal Distribution Amount to the holders of the Senior Certificates and
Subordinate Certificates then entitled to distributions of principal on such Distribution Date.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

Transaction Overview

Class	Ratings (Moody’s/S&P/Fitch)	Initial CE %	CE % On/After Stepdown Date
A-1, A-2, A-3, A-4,
A-5	[Aaa/AAA/AAA]	[7.90]%	2.00	x Initial CE %
M-1	[Aa1/AAA/AA+]	[6.55]%	2.00	x Initial CE %
M-2	[Aa2/AA+/AA+]	[5.25]%	2.00	x Initial CE %
M-3	[Aa3/AA+/AA+]	[4.45]%	2.00	x Initial CE %
M-4	[A1/AA/AA]	[3.75]%	2.00	x Initial CE %
M-5	[A2/AA-/AA-]	[3.10]%	2.00	x Initial CE %
M-6	[A3/A+/A+]	[2.50]%	2.00	x Initial CE %
M-7	[Baa1/A+/A+]	[2.15]%	2.00 x Initial CE %
M-8	[Baa2/A-/A]	[1.80]%	2.00	x Initial CE %
M-9	[Baa3/A-/A-]	[1.30]%	2.00	x Initial CE %
M-10	[NR/BBB-/BBB]	[0.60]%	2.00	x Initial CE %

Trigger Event:	If either the Delinquency Test or the Cumulative Loss Test is violated.
Delinquency Test:	With respect to a Distribution Date on or after the Stepdown Date exists if the Rolling Sixty Day
	Delinquency Rate for the outstanding Mortgage Loans equals or exceeds the product of [37.25]%
and the Credit Enhancement Percentage for such Distribution Date.

Cumulative Loss Test:	With respect to any Distribution Date on or after the Stepdown Date occurs if the aggregate
	amount of Realized Losses on the Mortgage Loans from (and including) the Cut-off Date to (and
	including) the related due date (reduced by the aggregate amount of subsequent recoveries
	received from the Cut-off Date through the prepayment period related to that Distribution Date)
	exceeds the applicable percentage, for such Distribution Date, of the aggregate Stated Principal
	Balance of the Mortgage Loans, as set forth below:

	Distribution Date Occurring in		Percentage
	February 2008 to January 2009	[0.25]%, plus 1/12th of [0.40]% for each month thereafter
	February 2009 to January 2010	[0.65]%, plus 1/12th of [0.50]% for each month thereafter
	February 2010 to January 2011	[1.15]%, plus 1/12th of [0.50]% for each month thereafter
	February 2011 to January 2012	[1.65]%, plus 1/12th of [0.30]% for each month thereafter
	February 2012 to January 2013	[1.95]%, plus 1/12th of [0.05]% for each month thereafter
	February 2013 and thereafter		[2.00]%

Transaction Overview
Cashflow Description:	Distributions on the Certificates will be made on each Distribution Date. The payments to the
Certificates, to the extent of the available funds from the Mortgage Loans will be made according to the following priority:
Available Funds:
	1.	Payments to the Supplemental Interest Trust to pay any Net Swap Payment or any Swap
Termination Payment (not caused by a Swap Provider Trigger Event (as defined in the Swap
Agreement) owed to the Swap Provider.
	2.	Payments of interest concurrently, to the Class A-1, Class A-2, Class A-3, Class A-4 and
		Class	A-5 Certificates, calculated at a per annum rate equal to their respective Pass-Through
Rates multiplied by their respective Certificate Principal Balances, plus any unpaid interest shortfalls from prior Distribution Dates, on a pro rata basis, based on the entitlement of each such class.
	3.	Payments of interest sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class
M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, calculated at a per annum rate equal to their respective Pass-Through Rates multiplied by their respective Certificate Principal Balances.
	4.	For each Distribution Date prior to the Stepdown Date or on which a Trigger Event is in effect in an amount up to the Principal Distribution Amount with respect to the Mortgage
Loans as follows:
		i.	Concurrently and on a pro rata basis, (i) to the Class A-5 Certificates based on its
Certificate Principal Balance, until reduced to zero and (ii) to the Class A-1, Class A-2,
Class A-3 and Class A-4 Certificates based on their aggregate Certificate Principal
Balance until reduced to zero; provided, that payments allocable to the Class A-1,
Class A-2, Class A-3 and Class A-4 Certificates will be made sequentially first, to the
Class A-1 Certificates until reduced to zero, second, to the Class A-2 Certificates until reduced to zero, third, to the Class A-3 Certificates until reduced to zero and, fourth, to the Class A-4 Certificates until reduced to zero.
		ii.	Sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-
6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, until their respective Certificate Principal Balances are reduced to zero.
	5.	For each Distribution Date on or after the Stepdown Date and so long as a Trigger Event is not in effect, as follows:
		i.	in an amount up to the Senior Principal Distribution Amount, concurrently and on a pro rata basis, (i) to the Class A-5 Certificates based on its Certificate Principal
Balance, until reduced to zero and (ii) to the Class A-1, Class A-2, Class A-3 and Class
A-4 Certificates based on their aggregate Certificate Principal Balance until reduced to zero; provided, that payments allocable to the Class A-1, Class A-2, Class A-3 and
Class A-4 Certificates will be made sequentially first, to the Class A-1 Certificates until reduced to zero, second, to the Class A-2 Certificates until reduced to zero, third, to the Class A-3 Certificates until reduced to zero and, fourth, to the Class A-4
Certificates until reduced to zero.
		ii.	Sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-
6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, in each case in an amount up to the applicable Subordinate Principal Distribution Amount for each such class, until their respective Certificate Principal Balances are reduced to zero

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

Transaction Overview (Cont.)

Cashflow Description		Any amounts on deposit to the Supplemental Interest Trust and not required to be paid to the Swap Provider
(continued):		will be paid as follows:
	1.	To pay any principal first, on the Senior Certificates, in accordance with the principal payment provisions described above and, then, on the Subordinate Certificates, in an amount necessary to restore or maintain the Required Overcollateralization Amount*.
	2.	To pay any allocated Realized Losses* remaining unpaid first on the Senior Certificates, on a pro rata basis and then on the Subordinate Certificates.
	3.	To pay any unpaid interest on the Senior Certificates, including any accrued unpaid interest from a prior Distribution Date, and then to pay any unpaid interest including any accrued unpaid interest from prior Distribution Dates to the Subordinate Certificates.
	4.	To pay the Net WAC Rate Carryover Amount on the Senior Certificates and Subordinate
Certificates remaining unpaid in the same order of priority as described above.

*Notwithstanding the foregoing, the cumulative amount paid pursuant to clauses 1 & 2 shall at no time be permitted to exceed the cumulative amount of realized losses incurred on the mortgage loans from and after the Cut-Off Date.
Net WAC Rate		With respect to any Distribution Date on which the related Pass-Through Rate is limited to the Net
Carryover Amount:		Mortgage Interest Rate, the Net WAC Rate Carryover Amount is an amount equal to the sum of (i)
the excess of (x) the amount of interest such certificates would have been entitled to receive on such
Distribution Date if the Net Mortgage Interest Rate had not been applicable to such certificates on such Distribution Date over (y) the amount of interest accrued on such Distribution Date at the Net
Mortgage Interest Rate plus (ii) the related Net WAC Rate Carryover Amount for any previous
Distribution Date not previously distributed, together with interest thereon at a rate equal to the related Pass-Through Rate for such class of certificates for the most recently ended Interest Accrual
Period determined without taking into account the Net Mortgage Interest Rate.

Principal Distribution		The Principal Distribution Amount for any Distribution Date and the Mortgage Loans will
Amount:		generally be equal to the sum of (i) all monthly payments of principal due on each Mortgage Loan
(other than a Liquidated Mortgage Loan) on the related due date, (ii) the principal portion of the purchase price of each Mortgage Loan that was repurchased by the mortgage loan seller, the master servicer or another person pursuant to the pooling and servicing agreement as of such Distribution
Date, (iii) any insurance proceeds or liquidation proceeds allocable to recoveries of principal of the
Mortgage Loans that are not yet Liquidated Mortgage Loans received during the calendar month preceding the month of the Distribution Date, (iv) with respect to each Mortgage Loan that became a Liquidated Mortgage Loan during the calendar month preceding the month of the Distribution
Date, the amount of the liquidation proceeds allocable to principal received with respect to that
Mortgage Loan, (v) all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related prepayment period, (vi) any subsequent recoveries relating to Mortgage
Loans received during the calendar month preceding the month of the Distribution Date and (vii)
Net Swap Payments payable by the Swap Provider.

Allocation of Losses:		Realized Losses on the Mortgage Loans will be allocated first, to excess spread, second, to overcollateralization and Net Swap Payments received from the Swap Provider for that purpose, third, to the to the most junior class of Subordinate Certificates outstanding beginning with the
Class M-10 Certificates, until the Certificate Principal Balance of each class of the Subordinate
Certificates has been reduced to zero.
Thereafter, Realized Losses on the Mortgage Loans will be allocated first to the Class A-5
Certificates, until the Certificate Principal Balance of the Class A-5 Certificates is reduced to zero, and then will be allocated to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, on a
pro rata basis, based on the Certificate Principal Balance of each such Class until the Certificate
Principal Balance of each such class has been reduced to zero.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

* Preliminary Swap Schedule is based on Preliminary Collateral. The Final Swap Schedule will be based on the final Collateral. The Preliminary Swap Schedule is indicative and subject to change

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

Preliminary Swap Schedule

Distribution Date	Notional Schedule ($)	Distribution Date	Notional Schedule ($)
5/25/2006	929,624,516.19	1/25/2010	193,970,590.82
6/25/2006	899,005,249.74	2/25/2010	188,242,984.71
7/25/2006	871,043,150.89	3/25/2010	182,684,234.73
8/25/2006	845,389,768.94	4/25/2010	177,289,369.18
9/25/2006	819,565,828.68	5/25/2010	172,006,962.62
10/25/2006	794,857,225.41	6/25/2010	166,779,904.76
11/25/2006	771,445,093.48	7/25/2010	161,853,997.64
12/25/2006	748,721,795.56	8/25/2010	157,073,339.78
1/25/2007	726,667,082.68	9/25/20410	152,433,545.27
2/25/2007	705,261,300.62	10/25/2010	147,728,124.56
3/25/2007	684,485,372.57	11/25/2010	103,178,005.92
4/25/2007	664,320,782.09	12/25/2010	73,346,558.15
5/25/2007	644,749,556.69	1/25/2011	61,553,831.36
6/25/2007	625,754,251.89	2/25/2011	59,439,998.75
7/25/2007	607,317,935.65	3/25/2011	52,557,418.51
8/25/2007	589,424,173.39	4/25/2011	50,850,865.12
9/25/2007	572,057,013.35	5/25/2011	49,341,442.69
10/25/2007	555,200,972.42	6/25/2011	0
11/25/2007	537,141,970.10
12/25/2007	517,194,935.45
1/25/2008	488,768,175.17
2/25/2008	474,362,119.72
3/25/2008	460,380,148.08
4/25/2008	446,809,788.48
5/25/2008	433,638,935.64
6/25/2008	420,855,840.00
7/25/2008	408,449,097.27
8/25/2008	396,407,638.30
9/25/2008	384,572,188.07
10/25/2008	372,880,824.09
11/25/2008	357,091,012.52
12/25/2008	298,530,032.81
1/25/2009	279,666,272.86
2/25/2009	271,169,485.29
3/25/2009	261,828,037.37
4/25/2009	254,016,224.21
5/25/2009	246,518,755.99
6/25/2009	239,242,246.47
7/25/2009	232,180,191.63
8/25/2009	225,326,278.73
9/25/2009	218,674,380.64
10/25/2009	212,218,550.46
11/25/2009	205,953,016.15
12/25/2009	199,872,175.44

FOR ADDITIONAL INFORMATION PLEASE CALL:

Deutsche Bank Securities

MBS Trading
Adam Yarnold	212-250-2669
Kumarjit Bhattacharyya	212-250-2669

MBS Banking
Susan Valenti	212-250-3455
Doug Nicholson	212-250-0865

MBS Analytics
Steve Lumer	212-250-0115
Kathie Peng	212-250-7259

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1-800-503-4611. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

EXHIBIT A

Originator disclosure

The Originators of the Mortgage Loans are GreenPoint Mortgage Funding, Inc. (“GreenPoint”) with respect to approximately 23.13% of the total principal balance of the Mortgage Loans as of the cut-off date, and certain other Originators, none of which originated 20% or more of the total principal balance of the Mortgage Loans as of the cut-off date.

GreenPoint Mortgage Funding, Inc.

GreenPoint, is an indirect, wholly-owned subsidiary of North Fork Bancorporation, Inc., a Delaware corporation and bank holding company (“North Fork”).  North Fork’s other subsidiaries include North Fork Bank, a New York commercial bank.  North Fork is listed on the New York Stock Exchange under the symbol “NFB”. GreenPoint was formerly a wholly-owned subsidiary of GreenPoint Financial Corp., which was acquired by North Fork in October 2004.  On March 12, 2006, North Fork and Capital One Financial Corporation ("Capital One") announced that they signed a definitive agreement in which Capital One will acquire North Fork.  The transaction is subject to all required regulatory approvals, approval by the shareholders of both companies and other customary conditions.

GreenPoint is engaged in the mortgage banking business, and as part of that business, originates, acquires, sells and services mortgage loans.  GreenPoint originates loans primarily through its wholesale division, which works with a nationwide network of independent mortgage brokers, each of which must be approved by GreenPoint.  GreenPoint also originates loans through its retail and correspondent lending divisions.  Mortgage loans originated by GreenPoint are secured primarily by one-to-four family residences.  GreenPoint’s executive offices are located at 100 Wood Hollow Drive, Novato, California, 94945.

GreenPoint has originated residential mortgage loans of substantially the same type as the Mortgage Loans since its formation in October 1999, when it acquired the assets and liabilities of Headlands Mortgage Company.

The following table sets forth, by number and dollar amount of mortgage loans, GreenPoint’s residential mortgage loan production for the periods indicated.

Loan Type	2003	2004	2005

Alt A and Specialty
Number of Loans	56,702	65,284	67,707
Dollar Volume	11,505,997,786	14,579,659,658	19,148,814,451
Percent Adjustable	19%	67%	83%
Percent of Total Dollar Volume	30%	37%	45%

Agency
Number of Loans	28,460	10,975	12,408
Dollar Volume	5,378,009,580	2,188,737,211	2,746,779,129
Percent Adjustable	1%	2%	1%
Percent of Total Dollar Volume	14%	5%	7%

Jumbo
Number of Loans	53,106	53,522	41,614
Dollar Volume	19,426,400,804	17,667,106,136	14,899,732,857
Percent Adjustable	71%	86%	72%
Percent of Total Dollar Volume	50%	44%	35%

HELOC's and Seconds
Number of Loans	44,346	83,902	82,258
Dollar Volume	2,556,735,253	5,374,039,738	5,450,355,355
Percent Adjustable	96%	97%	95%
Percent of Total Dollar Volume	7%	13%	13%

Total Number of Loans	182,614	213,683	203,987
Total Dollar Volume	38,867,143,423	39,809,542,743	42,245,681,792
Average Dollar Loan Amount	212,838	186,302	207,100
Non-Purchase Transaction*	66%	52%	52%
Adjustable-Rate Loans*	47%	76%	77%
* % of total loan production based on dollar volume
% may not add to 100% due to rounding

GreenPoint Underwriting Guidelines

Generally, the GreenPoint underwriting guidelines are applied to evaluate the prospective borrower’s credit standing and repayment ability and the value and adequacy of the mortgaged property as collateral. Exceptions to the guidelines are permitted where compensating factors are present.  The GreenPoint underwriting guidelines are generally not as strict as Fannie Mae or Freddie Mac guidelines.  GreenPoint’s underwriting guidelines are applied in accordance with applicable federal and state laws and regulations.

In assessing a prospective borrower’s creditworthiness, GreenPoint may use FICO® credit scores. FICO credit scores are statistical credit scores designed to assess a borrower's creditworthiness and likelihood to default on a consumer obligation over a two-year period based on a borrower's credit history. FICO credit scores were not developed to predict the likelihood of default on mortgage loans and, accordingly, may not be indicative of the ability of a borrower to repay its mortgage loan. FICO credit scores range from approximately 300 to approximately 850, with higher scores indicating an individual with a more favorable credit history compared to an individual with a lower score.

In determining whether a prospective borrower has sufficient monthly income available to meet the borrower's monthly obligation on the proposed mortgage loan and monthly housing expenses and other financial obligations, GreenPoint generally considers the ratio of those amounts to the proposed borrower's monthly gross income. These ratios vary depending on a number of underwriting criteria, including loan-to-value ratios (“LTV”), and are determined on a loan-by-loan basis. The ratios generally are limited to 40% but may be extended to 50% with adequate compensating factors, such as disposable income, reserves, higher FICO credit score, or lower LTV’s.  Each mortgage loan has a required amount of reserves, with the minimum being three months of principal, interest, taxes and insurance for full documentation loans. Depending on the LTV and occupancy types, these reserve requirements may be increased to compensate for the additional risk.

As part of its evaluation of potential borrowers, GreenPoint generally requires a description of the borrower’s income. If required by its underwriting guidelines, GreenPoint obtains employment verification providing current and historical income information and/or a telephonic employment confirmation. Employment verification may be obtained through analysis of the prospective borrower’s recent pay stubs and/or W-2 forms for the most recent two years or relevant portions of the borrower’s most recent two years’ tax returns, or from the prospective borrower’s employer, wherein the employer reports the borrower’s length of employment and current salary with that organization. Self-employed prospective borrowers generally are required to submit relevant portions of their federal tax returns for the past two years.

GreenPoint acquires or originates many mortgage loans under “limited documentation” or “no documentation” programs. Under limited documentation programs, more emphasis is placed on the value and adequacy of the mortgaged property as collateral, credit history and other assets of the borrower, than on verified income of the borrower. Mortgage loans underwritten under this type of program are generally limited to borrowers with credit histories that demonstrate an established ability to repay indebtedness in a timely fashion, and certain credit underwriting documentation concerning income or income verification and/or employment verification is waived. Mortgage loans originated and acquired with limited documentation programs include cash-out refinance loans, super-jumbo mortgage loans and mortgage loans secured by investor-owned properties. Permitted maximum loan-to-value ratios (including secondary financing) under limited documentation programs are generally more restrictive than mortgage loans originated with full documentation requirements. Under no documentation programs, income ratios for the prospective borrower are not calculated. Emphasis is placed on the value and adequacy of the mortgaged property as collateral and the credit history of the prospective borrower, rather than on verified income and assets of the borrower. Documentation concerning income, employment verification and asset verification is not required and income ratios are not calculated. Mortgage loans underwritten under no documentation programs are generally limited to borrowers with favorable credit histories and who satisfy other standards for limited documentation programs.

Periodically, the data used by GreenPoint to underwrite mortgage loans may be obtained by an approved loan correspondent. In those instances, the initial determination as to whether a mortgage loan complies with GreenPoint’s underwriting guidelines may be made by such loan correspondent. In addition, GreenPoint may acquire mortgage loans from approved correspondent lenders under a program pursuant to which GreenPoint delegates to the correspondent the obligation to underwrite the mortgage loans to GreenPoint’s standards. Under these circumstances, the underwriting of a mortgage loan may not have been reviewed by GreenPoint before acquisition of the mortgage loan, and the correspondent represents to GreenPoint that its underwriting standards have been met. After purchasing mortgage loans under those circumstances, GreenPoint conducts a quality control review of a sample of the mortgage loans. The number of loans reviewed in the quality control process varies based on a variety of factors, including GreenPoint’s prior experience with the correspondent lender and the results of the quality control review process itself.

In determining the adequacy of the property as collateral, an independent appraisal is generally made of each property considered for financing.  All appraisals are required to conform the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standard Board of the Appraisal Foundation.  Each appraisal must meet the requirements of Fannie Mae and Freddie Mac.  The requirements of Fannie Mae and Freddie Mac require, among other things, that the appraiser, or its agent on its behalf, personally inspect the property inside and out, verify whether the property is in a good condition and verify that construction, if new, has been substantially completed.  The appraisal generally will have been based on prices obtained on recent sales of comparable properties determined in accordance with Fannie Mae and Freddie Mac guidelines.  In certain cases, an analysis based on income generated by the property or a replacement cost analysis based on the current cost of constructing or purchasing a similar property may be used.  GreenPoint’s Underwriting Guidelines require that the underwriters be satisfied that the value of the property being financed supports, and will continue to support, the outstanding loan balance, and provides sufficient value to mitigate the effects of adverse shifts in real estate values.

GreenPoint may provide secondary financing to a borrower contemporaneously with the origination of a mortgage loan, subject to the limitation that the combined Loan-to-Value Ratio may not exceed 100%. GreenPoint’s underwriting guidelines do not prohibit or otherwise restrict a borrower from obtaining secondary financing from lenders other than GreenPoint, whether at origination of the mortgage loan or thereafter.

Generally, each mortgage with an LTV at origination of greater than 80% is covered by a primary mortgage insurance policy issued by a mortgage insurance company acceptable to Fannie Mae or Freddie Mac.  The policy provides coverage in the amount equal to a specified percentage multiplied by the sum of the remaining principal balance of the related mortgage loan, the accrued interest on it and the related foreclosure expenses.  The specified coverage percentage is, generally, 12% for LTV’s between 80.01% and 85.00%, 25% for LTV’s between 85.01% and 90% and 30% for LTV’s between 90.01% and 95%.  However, under certain circumstances, the specified coverage levels for these mortgage loans may vary from the foregoing.  No primary mortgage insurance policy will be required with respect to any mortgage loan if maintaining the policy is prohibited by applicable law, after the date on which the related LTV is 80% or less, or where, based on a new appraisal, the principal balance of the mortgage loan represents 80% or less of the new appraised value.

GreenPoint requires title insurance on all of its mortgage loans secured by first liens on real property. In addition, GreenPoint requires that fire and extended coverage casualty insurance be maintained on the mortgaged property in an amount at least equal to the principal balance of the related single-family mortgage loan or the replacement cost of the mortgaged property, whichever is less.  GreenPoint also requires flood insurance to be maintained on the mortgaged property if and to the extent such insurance is required by applicable law or regulation.

Servicers disclosure

The Servicers of the Mortgage Loans are GMAC Mortgage Corporation (“GMACM”) and GreenPoint with respect to approximately 41.66% and 23.13%,  respectively, of the total principal balance of the Mortgage Loans as of the cut-off date, and certain other Servicers, none of which is servicing 20% or more of the total principal balance of the Mortgage Loans as of the cut-off date.

GMAC Mortgage Corporation

General.  GMACM is a Pennsylvania corporation and a wholly-owned subsidiary of GMAC Residential Holding Corporation, which is a wholly owned subsidiary of Residential Capital Corporation (“ResCap”). ResCap is a wholly-owned subsidiary of GMAC Mortgage Group, Inc., which is a wholly-owned subsidiary of General Motors Acceptance Corporation (“GMAC”). GMAC is a wholly-owned subsidiary of General Motors Corporation.

GMAC entered the residential real estate finance business in 1985 through its acquisition of Colonial Mortgage Service Company, which was formed in 1926, and the loan administration, servicing operations and portfolio of Norwest Mortgage, which entered the residential mortgage loan business in 1906. These businesses formed the original basis of what is now GMACM.

GMACM maintains its executive and principal offices at 100 Witmer Road, Horsham, Pennsylvania 19044.  Its telephone number is (215) 682 1000.

The diagram below illustrates the ownership structure among the parties affiliated with GMACM.

Servicing Activities.  GMACM generally retains the servicing rights with respect to loans it sells or securitizes, and also occasionally purchases mortgage servicing rights from other servicers or acts as a subservicer of mortgage loans (and does not hold the corresponding mortgage servicing right asset).  The following table sets forth the types of residential mortgage loans comprising GMACM’s primary servicing portfolio for which GMACM holds the corresponding mortgage servicing rights.

As of December 31, 2004, GMACM acted as primary servicer and owned the corresponding servicing rights on approximately 2 million residential mortgage loans having an aggregate unpaid principal balance of $218 billion, and GMACM acted as subservicer (and did not own the corresponding servicing rights) on approximately 99,082 residential mortgage loans having an aggregate principal balance of over $13.9 billion.

As servicer, GMACM collects and remits mortgage loan payments, responds to borrower inquiries, accounts for principal and interest, holds custodial and escrow funds for payment of property taxes and insurance premiums, counsels or otherwise works with delinquent borrowers, supervises foreclosures and property dispositions and generally administers the mortgage loans.

GMAC Mortgage Corporation Servicing Experience.  The following tables set forth the mortgage loans serviced by GMAC Mortgage Corporation for the periods indicated, and the annual average number of such loans for the same period.  GMAC Mortgage Corporation was the servicer of a residential mortgage loan portfolio of approximately $150.4 billion, $12.5 billion, $21.2 billion and $6.67 billion during the year ended December 31, 2002 backed by prime conforming mortgage loans, prime non-conforming mortgage loans, government mortgage loans and second-lien mortgage loans, respectively.  GMAC Mortgage Corporation was the servicer of a residential mortgage loan portfolio of approximately $182.6 billion, $30.7 billion, $18.2 billion and $12.0 billion during the nine months ended September 30, 2005 backed by prime conforming mortgage loans, prime non-conforming mortgage loans, government mortgage loans and second-lien mortgage loans, respectively.  The percentages shown under “Percentage Change from Prior Year” represent the ratio of (a) the difference between the current and prior year volume over (b) the prior year volume.

GMAC MORTGAGE CORPORATION PRIMARY SERVICING PORTFOLIO ($ IN MILLIONS)
	For the Nine Months Ended September 30,	For the Year Ended December 31,
	2005	2004	2003	2002
Prime Conforming Mortgage Loans
No. of Loans	1,380,985	1,323,249	1,308,284	1,418,843
Dollar Amount of Loans	$182,644	$165,521	$153,601	$150,421
Percentage Change	10.34%	7.76%	2.11%	N/A
Prime Non-Conforming Mortgage Loans
No. of Loans	66,266	53,119	34,041	36,225
Dollar Amount of Loans	$30,739	$23,604	$13,937	$12,543
Percentage Change	30.23%	69.36%	11.12%	N/A
Government Mortgage Loans
No. of Loans	184,665	191,844	191,023	230,085
Dollar Amount of Loans	$18,241	$18,328	$17,594	$21,174
Percentage Change	(0.47)%	4.17%	(16.91)%	N/A
Second Lien Mortgage Loans
No. of Loans	377,049	350,334	282,128	261,416
Dollar Amount of Loans	$12,044	$10,374	$7,023	$6,666
Percentage Change	16.10%	47.71%	5.36%	N/A
Total Mortgage Loans Serviced
No. of Loans	2,008,965	1,918,546	1,815,476	1,946,569
Dollar Amount of Loans	$243,668	$217,827	$192,155	$190,803
Percentage Change	11.86%	13.36%	0.71%	N/A

 GreenPoint Mortgage Funding, Inc.

GreenPoint, a New York corporation, is an indirect, wholly-owned subsidiary of North Fork Bancorporation, Inc., a Delaware corporation and bank holding company (“North Fork”).  North Fork’s other subsidiaries include North Fork Bank, a New York commercial bank.  North Fork is listed on the New York Stock Exchange under the symbol “NFB”. GreenPoint was formerly an indirect wholly-owned subsidiary of GreenPoint Financial Corp., which was acquired by North Fork in October 2004.  On March 12, 2006, North Fork and Capital One Financial Corporation ("Capital One") announced that they signed a definitive agreement in which Capital One will acquire North Fork.  The transaction is subject to all required regulatory approvals, approval by the shareholders of both companies and other customary conditions.

GreenPoint is engaged in the mortgage banking business, and as part of that business, originates, acquires, sells and services mortgage loans.  GreenPoint originates loans primarily through its wholesale division, which works with a nationwide network of independent mortgage brokers, each of which must be approved by GreenPoint.  GreenPoint also originates loans through its retail and correspondent lending divisions.  Mortgage loans originated by GreenPoint are secured primarily by one-to-four family residences.  GreenPoint’s executive offices are located at 100 Wood Hollow Drive, Novato, California, 94945.

GreenPoint has been servicing residential mortgage loans since its formation in October 1999 when it acquired the assets and liabilities of Headlands Mortgage Company.  GreenPoint is an approved mortgage loan servicer for Fannie Mae and Freddie Mac and is licensed to service mortgage loans in each state where a license is required based on the conduct of its servicing business.  In its capacity as servicer, GreenPoint will be responsible for servicing the mortgage loans in accordance with the terms set forth in the applicable servicing agreement.

GreenPoint sells substantially all of the mortgage loans it originates or acquires.  In connection with such sales, GreenPoint sometimes continues to service the loans it sells, and sometimes transfers the servicing to loan purchasers.  The relative proportions in which GreenPoint sells and transfers servicing for loans vary to a significant degree depending on a number of factors, including market conditions.  As of December 31, 2005, December 31, 2004 and December 31, 2003, GreenPoint provided servicing for mortgage loans with an aggregate principal balance of approximately $50 billion, $42.6 billion and $31.9 billion, respectively, of which approximately 66.6%, 65.6% and 62.1%, respectively, are being serviced for unaffiliated persons.

GreenPoint has established standard policies for the servicing of mortgages. Servicing includes, but is not limited to:  (i) collecting, aggregating and remitting mortgage loan payments; (ii) accounting for principal and interest; (iii) holding escrow funds for future payment of taxes and insurance; (iv) making inspections as required of the mortgaged properties; (v) preparation of tax related information in connection with mortgage loans; (vi) management of delinquent mortgage loans (including mortgage loans of borrowers who have declared bankruptcy); (vii) loss mitigation efforts; (viii) foreclosure proceedings and, if applicable, the disposition of mortgaged properties; and (ix) generally administering mortgage loans, for which it receives servicing fees.

GreenPoint mails billing statements monthly with respect to mortgage loans. The statement includes payment details and payment application information and specifies the next payment due.

When a borrower fails to make a payment on a mortgage loan, GreenPoint attempts to cure the default by contacting the borrower by phone. In most cases, defaults are cured promptly. Pursuant to GreenPoint’s servicing procedures, GreenPoint generally mails to the borrower a notice of intent to foreclose after the loan becomes 45 days past due (two payments due but not received) and, generally within 45 days thereafter, if the loan remains delinquent, institutes appropriate legal action to foreclose on the mortgaged property.  Foreclosure proceedings are terminated if the delinquency is cured.  Mortgage loans to borrowers who declare bankruptcy may be restructured by bankruptcy courts in accordance with law and with a view to maximizing recovery of the loans.

Once foreclosure is initiated by GreenPoint, a foreclosure tracking system is used to monitor the progress of the proceedings. The system includes state specific parameters to monitor whether proceedings are progressing within the time frame typical for the state in which the mortgaged property is located. During the foreclosure proceeding, GreenPoint determines the amount of the foreclosure bid and whether to liquidate the mortgage loan.

If foreclosed, the mortgaged property is sold at a public sale and may be purchased by GreenPoint.  After foreclosure, GreenPoint may liquidate the mortgaged property and charge-off any balance which was not recovered through liquidation proceeds.

Servicing administration, collection practices and charge-off policies with respect to mortgage loans are generally consistent with industry practices, but may change over time in accordance with, among other things, GreenPoint’s business judgment, servicing requirements, changes in the servicing portfolio and applicable laws and regulations.

Foreclosure, Delinquency and Loss Experience

Historically, a variety of factors, including the appreciation of real estate values, have limited GreenPoint’s loss and delinquency experience on its portfolio of serviced mortgage loans.  There can be no assurance that factors beyond the control of GreenPoint, such as national or local economic conditions or downturns in the real estate markets of its lending areas, will not result in increased rates of delinquencies and foreclosure losses in the future.

A general deterioration of the real estate market in regions where the mortgaged properties are located may result in increases in delinquencies of loans secured by real estate, slower absorption rates of real estate into the market and lower sales prices for real estate.  A general weakening of the economy may result in decreases in the financial strength of borrowers and decreases in the value of collateral serving as security for loans.  If the real estate market and economy were to decline, GreenPoint may experience an increase in delinquencies on the loans it services and higher net losses on liquidated loans.

The following table summarizes the delinquency, foreclosure and loss experience, respectively, on the dates indicated, of mortgage loans originated or acquired by GreenPoint.  The delinquency, foreclosure and loss percentages may be affected by the size and relative lack of seasoning in the servicing portfolio.  The information should not be considered as a basis for assessing the likelihood, amount or severity of delinquency or losses on the mortgage loans, and no assurances can be given that the foreclosure, delinquency and loss experience presented in the following table will be indicative of the actual experience of the mortgage loans.

GreenPoint Mortgage Funding, Inc.
Overall Mortgage Portfolio Delinquency and Foreclosure Experience
(dollars in thousands)

	At December 31,						December 31,
	2002		2003		2004		2005
	Number of Loans	Percent of Servicing Portfolio	Number of Loans	Percent of Servicing Portfolio	Number of Loans	Percent of Servicing Portfolio	Number of Loans	Percent of Servicing Portfolio
Total Portfolio*	198,483	6.73%	212,711	6.20%	286,698	3.41%	289,304	3.74%

Period of Delinquency
30-59 days	7,026	3.54%	6,381	3.00%	4,931	1.72%	6,065	2.10%
60-89 days	2,101	1.06%	2,056	0.97%	1,333	0.46%	1,626	0.56%
90 days or more	1,910	0.96%	1,922	0.90%	1,799	0.63%	2,138	0.74%

Total Delinquencies (excluding Foreclosures)**	11,037	5.56%	10,359	4.87%	8,063	2.81%	9,829	3.40%

Foreclosures Pending	2,319	1.17%	2,831	1.33%	1,709	0.60%	988	0.34%

* The total number of loans in the portfolio has been reduced by the number of loans for which a servicing released sale is pending or loans which have been foreclosed.
** Percentages may not total properly due to rounding.